EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of November 1, 2016 (the “Effective Date”) between BRAEBURN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and Dr. Frank E. Young, (the “Executive”).  Except with respect to the Equity Documents (as defined below), this Agreement supersedes, amends, and restates in all respects all prior agreements and understandings between the Executive and the Company regarding the subject matter herein, including without limitation the Employment Agreement dated January 1, 2016 provided to the Executive by the Company (the “Superseded Employment Agreements”).

WHEREAS, the Company wishes to continue to employ the Executive, and the Executive wishes to continue to work as an employee of the Company, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Employment.  The Company and the Executive desire that their employment relationship be governed by this Agreement commencing as of the date hereof and continuing in effect until terminated by either party in accordance with this Agreement.  At all times, the Executive’s employment with the Company will continue to be “at-will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason, with or without cause, subject to the terms of this Agreement.

2.                                      Duties.  The Executive shall continue to serve as the Executive Vice President, Clinical & Regulatory Affairs of the Company, and shall have responsibilities and duties consistent with such service and such other responsibilities and duties as may from time to time be prescribed by the President and Chief Executive Officer.  Except for vacation, personal and sick days in accordance with the Company’s policies for comparable senior executives, the Executive shall devote his full working time and efforts to the business and affairs of the Company and not engage in any other business activities without prior written approval by the President and Chief Executive Officer.  Notwithstanding the foregoing, the Executive may continue to serve as an Adjunct Partner of Essex Woodlands (including serving on the board of directors of its portfolio company, Elusys Therapeutics), provided such service does not conflict with the interests of the Employer, and the Executive may engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of his duties to the Company.  The Executive shall work principally out of his residence in Wilmington, North Carolina; provided that the Executive shall travel to the Company’s office in Princeton, New Jersey from time to time as reasonably necessary to perform the Employee’s duties and responsibilities as set forth herein.

3.                                      Compensation and Related Matters.

(a)                                 Base Salary.  The Executive’s initial annual base salary shall be paid at the rate of $370,000.  The Executive’s base salary rate shall be considered annually by the Board of

Directors of the Company (the “Board”).  The annual base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary may be increased, but not decreased, from time to time in the sole discretion of the Employer.  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for the Company’s executives.

(b)                                 Incentive Bonus.  The Executive shall be eligible to receive an annual discretionary bonus as determined in the complete discretion of the Board or the Compensation Committee.  The Executive’s target annual Bonus shall be thirty-five percent (35%) of the Executive’s Base Salary; provided that such target shall not limit the discretion of the Board or the Compensation Committee.  The annual target bonus in effect at any given time is referred to herein as the “Target Bonus” and the actual amount received in a given year shall be a “Bonus”.  The Bonus shall be paid in accordance with the terms and conditions of any applicable bonus plan as may be adopted from time to time.  To earn any Bonus, the Executive must be employed by the Company, and must not have given or received notice of termination of employment, on the day such Bonus is paid to employees of the Company generally entitled to a Bonus.

(c)                                  Employee Benefits.  The Executive shall be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for employees of the Company, subject to the terms of those plans.  The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice and without recourse by Executive.

(d)                                 Vacation.  The Executive shall be eligible for up to four (4) weeks’ vacation each calendar year, which shall accrue ratably (on a per day basis) over the course of the year.  In other respects, the Executive agrees that the Company’s vacation policy shall apply to vacations.

(e)                                  Restricted Stock Units.  The Executive’s rights in and eligibility for equity incentive compensation, as defined in the Braeburn Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “Plan”), will continue to be governed by the Plan, the applicable Restricted Stock Unit Agreement and any other applicable agreement issued under the Plan (collectively, the “Equity Documents”).

(f)                                   Reimbursement of Business Expenses.  The Company shall reimburse the Executive for travel, entertainment, business development and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business.  Expense reimbursement shall be subject to such policies the Company may adopt from time to time, including with respect to pre-approval.

4.                                      Certain Definitions.

(a)                                 Change in Control.  “Change in Control” is defined in the Plan.

(b)                                 Change in Control Period.  “Change in Control Period” means the period beginning on the date six (6) months prior to a Change in Control and ending on the first anniversary of the consummation of the Change in Control.

(c)                                  Cause.  “Cause” means: (i) the Executive’s commission of an act of fraud, theft, embezzlement, misappropriation, self-dealing, or breach of fiduciary duty against the Company, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Company’s business; (ii) the Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or any crime involving an act of moral turpitude; (iii) the Executive’s chronic absenteeism from work, including being physically absent from the Company’s workplace (excluding vacations, illnesses or leaves of absence approved by the Company); (iv) the Executive’s refusal, after explicit written notice, to obey any lawful direction by the person to whom the Executive directly reports which is consistent with the Executive’s duties hereunder, and such refusal has continued for thirty (30) days following Executive’s receipt of such written notice of refusal; (iv) the Executive’s engaging in the unlawful use (including being under die influence) or possession of illegal drugs, or habitual intoxication, on the Company’s premises, while on Company business, and/or at Company events; (v) the Company’s reasonable determination that the Executive has been guilty of gross misconduct or failed to perform the material duties incident to the Executive’s employment with the Company, and such gross misconduct and/or failure shall have continued within a period of three (3) months after written notice to the Executive specifying such failure in reasonable detail; (vi) the Executive’s violation of laws, rules, or regulations applicable to the Company; (vii) the Executive’s violation of any Company policy or policies or confidentiality responsibilities applicable to the Executive; or (viii) the Executive’s material breach of any of the provisions or representations of this Agreement, including the Restrictive Covenants under Section 9.

(d)                                 Disabled.  For purposes hereof, the Executive will be considered “Disabled” if an independent medical doctor (selected by the Company’s health or disability insurer) certifies that the Executive has for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period been disabled in a manner which interferes with the Executive’s ability, with or without reasonable accommodation, to perform the Executive’s responsibilities under the Agreement and/or adversely affects the operational requirements of the Company’s business.  In such circumstances, at the expiration of such ninety (90) day period, the Executive hereby agrees to submit to medical examination by a medical practitioner appointed by the Company.  Any refusal by the Executive to submit to a medical examination for the purpose of certifying disability under this Section shall be deemed to constitute conclusive evidence of the Executive’s disability.

(e)                                  Good Reason.  For purposes of this Agreement, “Good Reason” means that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent: (A) a material diminution in the Executive’s responsibilities, authority or duties; (B) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (C) the relocation of the Executive’s principal place of business more than fifty (50) miles; or (D) the material breach of this Agreement by the Company.  “Good Reason Process” means that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                                   Terminating Event.  A “Terminating Event” means termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason.  A Terminating Event does not include: (i) the ending of the Executive’s employment due to the Executive’s death or a determination that the Executive is Disabled; (ii) the Executive’s resignation for any reason, other than for Good Reason, (iii) the Company’s termination of the employment relationship for Cause; or (iv) circumstances in which the Executive is offered a comparable position and/or accepts employment with any direct or indirect successor to the business or assets of the Company following a Change in Control, a spin-out, spin-off or other transaction.

5.                                      Compensation In Connection with a Termination for any Reason.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) any earned but unpaid base salary through the Date of Termination (as defined below), unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”).

6.                                      Compensation In Connection with a Termination due to Death or Disability.  Executive’s employment shall terminate in the event of the Executive’s death, and either Executive or the Company may terminate Executive’s employment in the event of Executive’s Disability.  In the event that Executive’s employment hereunder is terminated due to death or Disability, Executive or Executive’s estate or beneficiaries shall be entitled to the Accrued Obligations and the Bonus that Executive would have been entitled to receive for the calendar year that includes the Date of Termination if Executive’s employment had continued (as determined by the Board), multiplied by (ii) a fraction, the numerator of which is the number of days Executive was employed during such year and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”), payable in a cash lump sum to Executive or Executive’s estate or beneficiaries on the sixtieth (60th) day following the Date of Termination.

7.                                      Severance and Accelerated Vesting if a Terminating Event Occurs within the Change in Control Period.  In the event a Terminating Event occurs within the Change in Control Period, subject to the Executive providing the Company with a signed release that is attached hereto as Exhibit A (the “Release”) and such Release becoming irrevocable, all within sixty (60) days after the Date of Termination, the following shall occur:

(a)                                 The Company shall pay to the Executive an amount equal to the sum of twelve (12) months of the Executive’s Base Salary in effect immediately prior to the Terminating Event (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher).

(b)                                 If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans (i) for twelve (12) months or (ii) until the Executive becomes eligible for comparable coverage from another source (including from another employer), whichever ends earlier.

(c)                                  One hundred percent (100%) of all time-based equity awards held by the Executive shall immediately accelerate and become fully exercisable as of the Date of Termination.

(d)                                 Outplacement services or executive recruiting services provided by a professional outplacement provider or executive recruiter to be provided within the period ending no later than the end of the year following the year in which the Date of Termination occurs.

The amounts payable under this Section 7 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by die last day of such sixty (60)-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.                                      Severance if a Terminating Event Occurs Other than during the Change in Control Period.  In the event a Terminating Event occurs at any time other than during the Change in Control Period, subject to the Executive providing the Company with a signed Release and such Release becoming irrevocable, all within sixty (60) days after the Date of Termination, the following shall occur:

(a)                                 The Company shall pay to the Executive an amount equal to the sum of twelve (12) months of the Executive’s annual Base Salary in effect immediately prior to the Terminating Event.

(b)                                 If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Company shall pay the remainder of the premiums for the Executive’s participation in the Company’s group health plans (i) for twelve (12) months or (ii) until the Executive becomes eligible for comparable coverage from another source (including from another employer), whichever ends earlier.

(c)                                  Outplacement services or executive recruiting services provided by a professional outplacement provider or executive recruiter to be provided within the period ending no later than the end of the year following the year in which the Date of Termination occurs.

The amounts payable under this Section 8 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

9.                                      Restrictive Covenants.  As a condition and in consideration of the Executive’s continued employment with the Company, and for other good and valuable consideration, the Executive agrees with the following (collectively, the “Restrictive Covenants”):

(a)                                 Confidentiality.

(i)                                     Company Information.  During die period of Executive’s employment with the Company and thereafter, Executive agrees to hold in strictest confidence and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company.  As used herein, “Confidential Information” means any Company proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Executive by the Company, either directly or indirectly in writing, orally or by drawings or inspection of documents or other tangible property.  However, Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Executive.

(ii)                                  Executive-Restricted Information.  During the period of Executive’s employment with the Company, Executive agrees not to improperly use or disclose any proprietary or confidential information or trade secrets of any third party with whom Executive has an agreement or duty to keep such information or secrets confidential.

(iii)                               Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees at all time during the period of Executive’s employment with the Company and thereafter, to hold in strictest confidence, and not to use, except in connection with the performance of Executive’s duties, and not to disclose to any person or entity, or to use it except as necessary in performing Executive’s duties, consistent with the Company’s agreement with such third party.

(b)                                 Non-Competition.

(i)                                     Executive acknowledges that during Executive’s employment with the Company, Executive has had access to information concerning the Company’s critical business strategies, research and development plans, competitive analyses and organization structure.  Accordingly, in consideration of the compensation provided under this Agreement, Executive agrees that during the Executive’s employment with the Company and for the one (1) year period thereafter, Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment, other than an investment in publicly-traded debt or equity securities in the amount of less than three percent (3%) of the market capitalization of an entity), provide services to, or be employed by, any person or entity engaged in any business that is competitive with the “business activities of the Company” as they existed during die period that Executive provided services to the Company.  The term “business activities of the Company,” means any product or service that the Company is commercializing, for which the Company has filed an investigational new drug application (an IND) or is conducting clinical trials, or is the subject of the then-current business plans of the Company, as determined by the Board.

(ii)                                  Executive acknowledges that the restrictions contained under this Section 9(b) are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company.  In the event the provisions under this Section 9(b) shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

(c)                                  Inventions.

(i)                                     Executive shall promptly, from time to time, fully inform and disclose to the Company in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Executive has made, conceived or developed (including prior to the date of this Agreement, which pertain to or relate to the Company’s business or any of the work or businesses carried on by the Company), or which Executive may later make, conceive or develop, during the period of Executive’s employment with the Company (‘‘Inventions”).  This covenant applies to all such Inventions, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection; and whether or not they are conceived and/or developed by Executive alone or with others; and whether or not they are conceived and/or developed during regular working hours; and whether or not they are conceived and/or developed at a facility owned or operated by the Company.

(ii)                                  Except as set forth in subsection (iii) below, all Inventions shall be the sole and exclusive property of the Company, and shall be deemed part of the Confidential Information of the Company for purposes of this Agreement, whether or not fixed in a tangible medium of expression.  Executive hereby assigns all Executive’s rights in all Inventions and in all related patents, copyrights and trademarks, trade secrets and other proprietary rights therein to the Company.  Without limiting the foregoing, Executive agrees that any copyrightable material shall be deemed to be “works made for hire” and that the Company shall be deemed the author of such works under the United States Copyright Act; provided, that if such works are determined not to constitute “works made for hire”, Executive hereby irrevocably assigns and transfers to the Company all right (including, without limitation, moral rights), title and interest in such works.

(iii)                               The following Inventions shall not be subject to the provisions of subsection (ii) above:  (A) any Invention made, conceived or developed by Executive prior to Executive’s employment or any consultancy with the Company; or (B) any Invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which were developed entirely on Executive’s own time unless (1) the Invention reasonably relates to the business of the Company or to the Company’s reasonably anticipated research or development; or (2) the Invention results from any work performed by Executive for the Company.

(iv)                              Executive shall assist and cooperate with the Company, both during and after the period of Executive’s employment with the Company, at the Company’s sole expense, to allow the Company to obtain, maintain, defend, and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions.  Executive shall sign such truthful documents, and do such things necessary, to obtain such protection and to vest the Company with full and exclusive title in all Inventions against infringement by others.  Executive hereby appoints the Secretary of the Company as Executive’s attorney-in-fact to execute any truthful documents on Executive’s behalf for this purpose.

(v)                                 Executive shall not be entitled to any additional compensation for any and all Inventions made during the period of Executive’s employment with the Company.

(d)                                 Non-Solicitation.

(i)                                     Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that during the period of Executive’s employment with the Company and, for a period of one (1) year after termination of Executive’s employment for any reason by Executive or the Company (the “Nonsolicit Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (“Person”), directly or indirectly solicit or assist in soliciting to provide products or services manufactured, sold, supplied or provided by the Company to any actual or prospective client, vendor, supplier, drug manufacturer, director, employee benefit plan or trust, or other party in any type of business relationship with the Company or encourage any such Person to reduce, terminate or change the terms of business conducted with the Company, in each case: (A) with whom Executive had personal contact or dealings on behalf of the Company during the one (1) year period preceding Executive’s termination of employment; (B) with whom employees reporting directly to Executive or to Executive’s direct reports have had personal contact or dealings on behalf of the Company during the one (1) year immediately preceding Executive’s termination of employment; or (C) for whom Executive had direct or indirect responsibility during the one (1) year immediately preceding Executive’s termination of employment.

(ii)                                  Executive agrees that during the Nonsolicit Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (A) solicit or encourage any employee of the Company to leave the employment of the Company or any consultant of the Company to terminate his or her consultancy with the Company; or (B) hire any such employee who was employed by the Company as of the date of Executive’s termination of employment with the Company or who left the employment of the Company coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

(e)                                  Injunctive Relief.  Executive agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 9.  Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce its rights under this Section 9, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company or its affiliates has an adequate remedy at law, and Executive shall not claim that any such remedy at law exists.

10.                               Additional Limitation.

(a)                                 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code (the “Code”) and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of die Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G-1, Q&A-24(b) or (c).

(b)                                 For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 10 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by die Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

11.                               Indemnification.  The Company hereby agrees that, for purposes of determining whether any Aggregate Payment would be subject to the excise tax under Section 4999 of the Code, the Non-Compete set forth in Section 9(b) shall be treated as an agreement for the performance of personal services.  The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or the Accounting Firm’s attribution of a value to the Non-Compete set forth in Section 9(b) that is less than the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Regulation S-K for the most recently completed fiscal year of the Company (as reported in the Company’s current annual report or proxy statement), regardless of whether or not such disclosure is required, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or the Accounting Firm attributed a value to the Non-Compete set forth in Section 9(b) that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for the most recently completed fiscal year of die Company.

12.                               Section 409A.

(a)                                 Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after the Executive’s separation from service, or (ii) the Executive’s death.

(b)                                 The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)                                  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon die Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).

(e)                                  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(f)                                   If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

13.                               Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.  Nothing herein shall be construed to require the Company to structure any compensation arrangement in a way that is most tax-favorable to the Executive.

14.                               Notice and Date of Termination.

(a)                                 Notice of Termination.  The Executive’s employment with the Company may be terminated by the Company or the Executive at any time and for any reason.  Any termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 14.  For purposes of this Agreement, a “Notice of Termination”

shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)                                 Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of die Executive’s death; (ii) if the Executive’s employment is terminated on account of a determination that the Executive is Disabled or by the Company for Cause or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive for any reason except for Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

15.                               Governing Law; Consent to Jurisdiction.  This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of New Jersey, without giving effect to the conflict of laws principles.  The parties hereby consent to the jurisdiction of the state and federal courts in New Jersey with respect to all disputes relating to this Agreement, the Restrictive Covenant Agreement or the Executive’s employment or service relationship with the Company.  With respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

16.                               Integration.  This Agreement constitutes die entire agreement between die parties with respect to compensation, severance pay, benefits and accelerated vesting and supersedes in all respects all prior agreements between the parties concerning such subject matter, including without limitation the Superseded Employment Agreements.  Notwithstanding the foregoing, the Equity Documents and any other obligations relating to confidentiality, noncompetition, nonsolicitation or assignment of inventions shall not be superseded by this Agreement and the Executive acknowledges and agrees that any such obligations remain in full force and effect.

17.                               Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.                               Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Corporate Secretary.

20.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21.                               Assignment and Transfer by the Company; Successors.  The Company shall have the right to assign and/or transfer this Agreement to any entity or person, including without limitation the Company’s parents, subsidiaries and other affiliates.  The Executive expressly consents to such assignment and/or transfer.  This Agreement shall inure to the benefit of and be enforceable by die Company’s successors and assigns.  Successors of the Company shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed the Company for the purpose hereof.

22.                               Successor to the Executive.  This Agreement shall inure to die benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after a Terminating Event but prior to die completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if die Executive fails to make such designation).

23.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BRAEBURN PHARMACEUTICALS, INC.

By:	/s/ Behshad Sheldon
Name: Behshad Sheldon
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Frank E. Young
Frank E. Young

EXHIBIT A

FORM OF GENERAL RELEASE

Frank E Young (“Executive”), for and in consideration of the commitments of Braeburn Pharmaceuticals, Inc. (the “Company”) as set forth in the Employment Agreement dated November 1, 2016 (the “Employment Agreement”), and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its present and former divisions, subsidiaries, parents, predecessor and successor corporations, officers, directors, and their respective successors, predecessors, assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this General Release, particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and Releasees, the terms and conditions of that relationship, and the termination of that relationship, including, but not limited to, any claims arising under any applicable Company employee benefit plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, New Jersey employment laws, and any other federal, state and local employment laws, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs.  This General Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

1.                                      To the fullest extent permitted by law, and subject to the provisions of Paragraph 3 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this General Release.

2.                                      The release of claims described in Paragraph 1 of this General Release does not preclude Executive from filing a charge with the U.S. Equal Employment Opportunity Commission.  However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees.

3.                                      Subject to the provisions of Paragraph 3 of this General Release, in further consideration of the commitments of the Company as described in the Employment Agreement, Executive agrees that Executive will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in Paragraph 1.  In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit, hi the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.  Nothing in the Employment Agreement, including but not limited to Paragraph 9, or this General Release, including but not limited to the initial paragraph or Paragraphs 1 and 5, shall prohibit or restrict Executive or Executive attorneys from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by or before any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, including, but not limited to, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Commodity Futures Trading Commission (“CFTC”), the Consumer Financial Protection Bureau (“CFPB”), the U.S. Department of Justice (“DOJ”), the U.S. Congress, any agency Inspector General, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of any federal regulatory or law enforcement agency or any self-regulatory organization, including but not limited to the SEC, FINRA, CFTC, CFPB, DOJ, the U.S. Congress, or any agency Inspector General; nor shall anything in this Agreement require Executive to require notification or approval of the Company of same.  Executive further agrees and covenants that should Executive or any other person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive expressly waives any claim, and will not seek or accept, any form of personal equitable, monetary or other damages, or any other form of recovery or relief in connection with such proceeding, provided that nothing herein limits or restricts Executives ability to receive compensation pursuant to SEC or CFTC whistleblower programs, if applicable.

4.                                      Executive understands and agrees that the payments, benefits and agreements provided in the Employment Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, the Employment Agreement and this General Release, and that they are greater than the payments, benefits and agreements, if any, to which Executive would have received if Executive had not executed the Employment Agreement and this General Release.  In addition, Executive acknowledges and agrees that Executive has been paid all amounts owed to Executive as of the date of Executive’s signing of this General Release.

5.                                      Executive and the Company agree and acknowledge that the agreement by the Company described in the Employment Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

6.                                      This General Release and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with and be governed by the laws of New Jersey without reference to its conflicts of laws principles.

7.                                      Executive certifies and acknowledges as follows:

a.                                      that Executive has read the terms of this General Release, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s relationship with the Company and the termination of that relationship;

b.                                      that Executive has signed this Release voluntarily and knowingly in exchange for the consideration described herein and in the Employment Agreement, winch Executive acknowledges is adequate and satisfactory to Executive and to which Executive acknowledges that Executive would not otherwise be entitled;

c.                                       that Executive has been and is hereby advised in writing to consult with an attorney prior to signing tins General Release;

d.                                      that Executive does not waive rights or claims that may arise after the date this General Release is executed;

e.                                       that the Company has provided Executive with at least twenty one (21) days within which to consider this General Release, that any modifications, material or otherwise, made to this General Release have not restarted or affected in any manner the original twenty one (21) day consideration period, and that Executive has signed on the date indicated below after concluding that this General Release is satisfactory to Executive; and

f.                                        that Executive acknowledges that this General Release may be revoked by Executive within seven (7) days after Executive’s execution, and it shall not become effective until the expiration of such seven (7) day revocation period.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive resides, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.  In the event of a timely revocation by Executive, this General Release and the Employment Agreement will be deemed null and void and the Company will have no obligations hereunder.

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Intending to be legally bound hereby, Executive executed the foregoing General Release on the date indicated below.

EXECUTIVE:

Name: Frank Young
Date: